USA Truck Announces Second Quarter Results

VAN BUREN, ARKANSAS    July 19, 2012

USA Truck, Inc. (NASDAQ: USAK) today announced base revenue of $103.5 million for the quarter ended June 30, 2012, a decrease of 4.6% from $108.5 million for the same quarter of 2011.  We incurred a net loss of $3.5 million ($0.34 per share) for the quarter ended June 30, 2012, compared to net income of $0.6 million ($0.06 per share) for the same quarter of 2011.

Base revenue decreased 3.3% to $201.3 million for the six months ended June 30, 2012, from $208.1 million for the same period of 2011.  We incurred a net loss of $8.4 million ($0.81 per share) for the six months ended June 30, 2012, compared to a net loss of $2.1 million ($0.21 per share) for the same period of 2011.

Cliff Beckham, President and CEO, made the following statement concerning financial and operating results for the quarter ended June 30, 2012:

“USA Truck's net loss for the second quarter of 2012 narrowed compared to the past three sequential quarters.  Bright spots included continued strong performance in our SCS segment, improved base revenue per manned tractor and lower fuel expense.  Unfortunately, progress in these areas was hampered by lackluster performance in our Trucking segment where unmanned tractors and lack of network efficiency continued to diminish asset productivity.

“In our SCS segment, total revenue grew by 36.4% to $29.6 million, and operating income grew 11.2% to $2.5 million compared with the second quarter of 2011.  An increase in purchased transportation expense pressured our gross margin, and our fixed costs rose faster than freight volumes as our continued growth necessitated the addition of branch offices.  During the quarter ended June 30, 2012, total revenue from our intermodal operations decreased approximately 1.5% compared to the same period of the prior year.  These two asset-light business units together produced over 28% of our total second quarter revenue.

“Though our operational execution of manned tractors improved sequentially, our Trucking operations took a step backward compared to the same quarter of 2011 as average trucking revenue per tractor per week declined approximately 9.2% to $2,546.  Loaded revenue per mile increased for the first time in two quarters to $1.63 but remained 1.7% below last year's level.  At 10.9%, our empty mile factor was the same in both the second quarter and the prior year's second quarter but showed material improvement sequentially.  Poor tractor utilization was the main inhibitor to performance.

“Three primary factors negatively impacted our tractor utilization during the quarter.  First, a less robust U.S. economy, particularly in manufacturing, depressed volumes.  Freight demand was not too weak for carriers with established networks to operate profitably.  However, given our present network, the depressed volumes hindered our efforts to optimize our freight mix as there was less opportunity to obtain better loads.  While we are actively working to optimize our freight network, we expect it to take several months to show meaningful results.

“Second, our operational execution has been disappointing.  However, during the second quarter, we did show progress as evidenced by the improved revenue per manned tractor per week.  Additionally, to assist us in improving our operational execution, we have hired experienced key personnel and engaged industry consultants to analyze our processes and recommend improvements.  Their main focus is to increase our percentage of tractors available for dispatch each day, to improve our freight planning efficiency, and to improve our freight mix.

“Third, our unmanned tractor count averaged 12.2% for the quarter, driven by a challenging environment for hiring drivers and an inefficient network making it hard to retain them.  The peak reached 14.1% of our fleet before a series of internal recruiting and retention initiatives began yielding results, reducing it to 11.7% at the end of the quarter.  We continue to evaluate our options to remedy this problem.

“The attached charts (Miles per Tractor per Week, Load Velocity, Loaded Revenue per Mile, Unmanned Tractors, and Base Revenue per Manned Tractor per Week) reflect the results we have experienced for the past six quarters of some of our key operating metrics.

 “At June 30, our outstanding debt, less cash, represented 50.9% of our balance sheet capitalization, compared to 47.4% at December 31, 2011.  At June 30, 2012, we were not in compliance with the financial covenants contained in our revolving credit agreement.  We have obtained a waiver from our bank group for such non-compliance that is effective through September 30, 2012.  Concurrently, we are negotiating a new five-year revolving credit facility with a different lender that will replace our current revolving credit agreement.  We anticipate the new facility will afford us improved pricing and significantly greater financial flexibility.  For the six months ended June 30, 2012, we incurred net capital expenditures of approximately $19.9 million (including approximately $3.7 million relating to revenue equipment that we took possession of during 2011 but funded in 2012) and we anticipate our net capital expenditures to be approximately $7.4 million for the remainder of 2012.”

The following table summarizes the results of operations information of USA Truck, Inc. (“Company”) for the three-and six- month periods indicated:

USA TRUCK, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	(in thousands, except per share data)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenue:
Trucking revenue	$71,846	$85,309	$147,782	$168,184
Strategic Capacity Solutions revenue	26,253	17,871	43,848	29,439
Intermodal revenue	5,421	5,294	9,712	10,503
Base revenue	103,520	108,474	201,342	208,126
Fuel surcharge revenue	26,049	30,553	51,900	54,943
Total revenue	129,569	139,027	253,242	263,069

Operating expenses and costs:
Purchased transportation	35,275	31,480	62,253	56,861
Salaries, wages and employee benefits	34,717	34,704	70,230	67,805
Fuel and fuel taxes	30,567	36,332	65,336	71,058
Depreciation and amortization	11,178	12,489	22,335	25,102
Operations and maintenance	10,579	10,415	21,510	20,292
Insurance and claims	5,381	5,700	10,264	11,563
Operating taxes and licenses	1,389	1,375	2,896	2,773
Communications and utilities	1,057	1,049	2,079	2,034
Gain on disposal of assets, net	(724)	(1,341)	(1,266)	(2,256)
Other	4,479	4,612	8,570	8,807
Total operating expenses and costs	133,898	136,815	264,207	264,039
Operating (loss) income	(4,329)	2,212	(10,965)	(970)
Other expenses (income):
Interest expense	1,023	821	2,009	1,564
Other, net	(48)	(26)	(123)	(37)
Total other expenses, net	975	795	1,886	1,527
(Loss) income before income taxes	(5,304)	1,417	(12,851)	(2,497)
Income tax (benefit) expense	(1,818)	819	(4,492)	(379)
Net (loss) income	$(3,486)	$598	$(8,359)	$(2,118)

Per share information:
Average shares outstanding (Basic)	10,304	10,306	10,302	10,302
Basic (loss) income per share	$(0.34)	$0.06	$(0.81)	$(0.21)

Average shares outstanding (Diluted)	10,304	10,317	10,302	10,302
Diluted (loss) income per share	$(0.34)	$0.06	$(0.81)	$(0.21)

The following table includes key operating results and statistics for our three operating segments:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(unaudited)
Trucking:
Operating (loss) income (in thousands) (1)	$(6,324)	$37	$(14,280)	$(4,080)
Operating ratio (2)	108.8%	99.9%	109.7%	102.4%
Total miles (in thousands) (3)	49,594	57,846	102,953	116,508
Empty mile factor	10.9%	10.9%	11.4%	10.4%
Weighted average number of tractors (4)	2,171	2,341	2,201	2,341
Average miles per tractor per period	22,844	24,710	46,776	49,769
Average miles per tractor per week	1,757	1,901	1,799	1,925
Average miles per trip	527	534	527	545
Base Trucking revenue per tractor per week	$2,546	$2,803	$2,582	$2,778
Number of tractors at end of period (4)	2,182	2,354	2,182	2,354
Strategic Capacity Solutions:
Operating income (in thousands) (1)	$2,528	$2,273	$4,072	$3,606
Gross margin (5)	13.9%	15.8%	14.1%	15.8%
Intermodal:
Operating (loss) income (in thousands) (1)	$(533)	$(98)	$(757)	$(496)
Gross margin (5)	17.5%	11.4%	19.3%	8.8%

(1)           Operating (loss) income is calculated by deducting total operating expenses from total revenues.
(2)	Operating ratio is calculated by dividing total operating expenses, net of fuel surcharge, by base revenue.
(3)           Total miles include both loaded and empty miles.
(4)	Tractors include Company-operated tractors in service plus tractors operated by independent contractors.
(5)	Gross margin is calculated by taking total revenue less purchased transportation expense and dividing that amount by total revenue. This calculation includes intercompany revenues and expenses.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as “expects,” “estimates,” “anticipates,” “projects,” “believes,” “plans,” “goals,” “intends,” “may,” “will,” “should,” “could,” “potential,” “continue,” “future” and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.  In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

USA Truck is a dry van truckload carrier transporting general commodities via our General Freight and Dedicated Freight service offerings.  We transport commodities throughout the continental United States and into and out of portions of Canada.  We also transport general commodities into and out of Mexico by allowing through-trailer service from our terminal in Laredo, Texas.  Our Strategic Capacity Solutions and Intermodal operating segments provide customized transportation solutions using our technology and multiple modes of transportation including our assets and the assets of our partner carriers.

This press release and related information will be available to interested parties at our web site, http://www.usa-truck.com under the “News Releases” tab of the “Investors” menu.

-- --

Contact: CLIFF BECKHAM, President and Chief Executive Officer – (479) 471-2633 or DARRON MING, Executive Vice President and Chief Financial Officer – (479) 471-2672